EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this post effective amendment No. 1 to the registration statement on Form S-3 (File No. 333-58311) of our report dated February 24, 1998, on our audits of the consolidated financial statements and financial statement schedule of ProxyMed, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997 which report appears in the annual report on Form 10-K for the fiscal year ended 1997 of ProxyMed, Inc. and subsidiaries filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts."

PricewaterhouseCoopers LLP

Miami, Florida
December 7, 1998